First Federal of Northern Michigan Bancorp, Inc.
                               100 S. Second Ave.
                                Alpena, MI 49707
                                 (989) 356-9041




April 26, 2006



Dear Shareholder:

We recently mailed you proxy materials in connection with our upcoming Annual Meeting of Shareholders to be held on May 17, 2006. According to our records, we have not yet received your proxy.

It is very important that your shares be voted, regardless of the number of shares you own.

Please take a moment to VOTE your shares by returning your proxy in the envelope provided. If your shares are held with a broker or bank, you can also vote by telephone or the internet following the enclosed instructions. Our Board of Directors unanimously recommends a "FOR" vote on ALL proposals.

Please disregard this letter if you already voted your shares. Thank you for your cooperation and support.

Sincerely,

/s/ Michael W. Mahler

Michael W. Mahler
President and Chief Operating Officer